June 29, 2018
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for Fiera
Capital Diversified Alternatives Fund (the Fund) and, under the dates of December 22, 2017 and December 23, 2016, we reported on the financial statements of Fiera Capital Diversified Alternatives
Fund as of and for the years ended October 30, 2017 and 2016. On February 1, 2018, our appointment as independent public accountant was terminated.

We have read the statements made by the Fund included under Sub-Item 77K of Form N-SAR dated June
29, 2018, and we agree with such statements, except that we are not in a position to agree or disagree with the Funds statements that (i) the Board of Trustees, upon recommendation of the Audit
Committee, engaged Deloitte & Touche LLP as the independent registered public accounting firm to the Fund, and (ii) Deloitte & Touche LLP was not consulted regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Funds financial statements.

Very truly yours,
       (Signed) KPMG LLP